EXHIBIT 3.1

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1	Entity #
Carson City, Nevada 89701-4299	C8545–2003
(775) 684 5708	Document Number:
Website: secretaryofstate.biz	20050174939–30

Date Filed:
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	5/10/2005 3:15:35 PM
In the office of
/s/ Dean Heller
Dean Heller
Secretary of State

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DDS Technologies USA, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The first sentence of Article Fourth is hereby deleted in its entirety and replaced with the following:

That the total number of shares of all classes of stock of which the Corporation shall have authority to issue is 51,000,000 shares of par value $.0001 each, of which, 50,000,000 shares of the par value $.0001 each shall be designated as common stock and 1,000,000 shares of par value $.0001 each shall be designated as blank check preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: Majority Vote as of 4/         /05.

4. Effective date of filing (optional):	May 23, 2005
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ S. L. Sterling

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 11/03/03